Exhibit 21.1

Subsidiaries Of Burlington Coat Factory Investments Holdings, Inc.

Exact Name of Subsidiary of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
Burlington Coat Factory Warehouse Corporation	Delaware